Exhibit 10.1
OPIANT PHARMACEUTICALS, INC.
DIRECTOR AGREEMENT
This DIRECTOR AGREEMENT (this “Agreement”) by and between Dr. Lorianne Masuoka (“Director”) and Opiant Pharmaceuticals, Inc. (“Company”), with its corporate headquarters at 233 Wilshire Blvd., Suite 280, Santa Monica, CA 90401, is dated and effective as of March 18, 2021 (the “Appointment Date”).
W I T N E S S E T H:
WHEREAS, Company wishes to retain Director to provide certain services to Company as set forth in Paragraph 1 below; and
WHEREAS, Director has agreed to provide the services on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, Director and Company agree as follows:
1. Duties. During the Term (as defined in Paragraph 4 below), Director shall provide advisory services to Company as reasonably needed by Company (e.g., attend at least four (4) in person Board meetings to the extent such are scheduled and be available for Board calls upon reasonable notice) and serve as a member of the Board of Directors (the “Board”) of Company (the “Duties”). Director shall serve on committees and as Chair of committees as reasonably determined by the Board. Director agrees to use his best efforts in connection with performing the Duties under this Agreement. Director acknowledges and agrees that he does not have the authority to bind Company with respect to any matters, including the execution of agreements, without authorization from a majority of the Board.
2. Fees. Director shall be compensated for performing the Duties as follows:
The cash compensation shall be equivalent to $40,000 per annum, paid in $10,000 installments after the end of each calendar quarter during which Director serves, and pro-rated as appropriate. The Board may consider additional cash compensation, as appropriate.
On the date of the annual shareholder meeting, the Director also shall receive 2,000 restricted stock units (“RSUs”) convertible into the Company’s common stock under the 2017 Long-Term Incentive Plan. The RSUs vest on the one-year anniversary of the grant date or the next annual shareholder meeting, whichever is earlier.

On March 18, 2021, the Director also shall receive stock option compensation equal to 5,000 options to purchase the Company Common Stock under the 2017 Long-Term Incentive Plan, each with a ten-year life and the following terms:

Grant Date: March 18, 2021

Number of Options: 5,000 Options, each permitting the purchase of one Share

Exercise Price: $10.80 per share

Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the 10th anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Exhibit 10.1
Exercisability Schedule: The Options become exercisable 1/3 on the first, second and third anniversary of the Grant Date.
In the future the Board may consider additional option compensation, as appropriate.
3. No Benefits; Taxes; Expenses.
(a) Director is not an employee of Company and will not be entitled to participate in, or receive any, benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of his entering into this Agreement.
(b) Director shall be responsible for all estimated, withholding, social security, disability, unemployment, self-employment self and other taxes, imposed on Director by the federal government or any other domestic or non-domestic, federal, state, or local tax authority.
(c) Company shall reimburse Director for his reasonable and documented expenses associated with rendering the Duties that are consistent with the reimbursement policies and procedures of Company.
4. Term and Termination. The term of this Agreement (the “Term”) shall commence on the Appointment Date and shall terminate upon Director ceasing to be a member of the Board in accordance with the organizational documents of Company. For clarity, this Agreement does not guarantee Director that he shall be a member of the Board for any set period of time and that his appointment to the Board is subject to discretion of Company’s stockholders and Board in accordance with Company’s organizational documents. Notwithstanding the foregoing, this Agreement may be terminated by Company for “Cause” upon written notice. “Cause” means (i) Director has willfully breached or willfully neglected his duties and responsibilities as a member of the Board or a committee, (ii) conviction of or a plea of no contest by Director with respect to a felony occurring on or after the execution of this Agreement, (iii) material breach of this Agreement by Director, (iv) acts of fraud, dishonesty, misappropriation, or embezzlement by Director, (v) willful failure by Director to comply with the Board’s reasonable orders or directives consistent with Director’s position, or (vi) becoming disqualified or prohibited by law from serving as Director of Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Director by Company, Director has corrected such act or failure to act (if it is capable of correction). Paragraphs 5 through 15 hereof shall survive the termination or expiration of this Agreement.
5. Confidential Information. During the Term, and at any time thereafter, Director shall not, without the written or electronic consent of Company’s Chief Executive Officer or the consent of a majority of the Board, disclose to any person, firm or corporation (except, during the Term, to the extent necessary to perform his duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, Board lists, prospective Board lists, letters, records or any other confidential information relating to the business of Company or any persons or entities controlling, controlled by or under common control with Company (“Affiliate”) of Company and shall not, without the written or electronic consent of Company’s Chief Executive Officer or the consent of a majority of the Board, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of Company or any Affiliate.
6. Non-Disparagement. During the Term and at all times thereafter, Director shall not malign, criticize, or otherwise disparage Company, the Affiliates or their respective officers or directors.

Exhibit 10.1
7. Delivery of Records and Injunctive Relief.
(a) Upon the end of the Term or upon termination, Director shall deliver to Company all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, Board lists, prospective customer lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of Company or shall provide Company with written certification that all such tangible records of Company has been destroyed.
(b) Director understands that in the event of a violation of the provisions of this Paragraph 7, Company shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Paragraph 7 shall be in addition to any legal or equitable remedies existing between Director and Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.
8. Indemnification. Company shall indemnify Director from any loss, damage, cost or expense (including reasonable attorney’s fees) (“Loss”) arising from or related to a third-party claim, demand, assessment, action, suit or proceeding (“Claim”), including without limitation, any Claim arising from or related to Director’s services in his capacity as a member of the Board. Notwithstanding the foregoing, Company shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness or misconduct of Director or breach of any of the terms of this Agreement by Director.
9. Insurance. Upon the Board’s determination, Company will procure Directors and Officers insurance providing reasonable coverage to the Board.
10. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that Director’s obligations under Paragraphs 5, 6, and 7 of this Agreement and Company’s obligations under Paragraph 8 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.
11. No Agency Relationship. This Agreement does not, and shall not be deemed to, make either party hereto the agent or legal representative of the other for any purpose whatsoever. Neither party shall have the right or authority to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the other, or to bind the other in any respect whatsoever.
12. Independent Contractor. In making and performing this Agreement, Director shall act at all times as an independent contractor and nothing contained in this Agreement shall be construed or implied to create between Director and Company an agency, partnership, or employee-employer relationship, or to create between Director and Company any other form of legal association or arrangement which imposes liability upon one party for the act or failure to act of the other party.
13. Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of Director and the successors and assigns of Company. Director may not assign or otherwise transfer any of his rights or obligations under this Agreement without the prior written or electronic consent of Company.
14. Notices. Except as set forth in (b) herein, any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

Exhibit 10.1
(a)  Notices to Company shall be sent to:
Opiant Pharmaceuticals, Inc. Attn: Chief Executive Officer, 233 Wilshire Blvd., Suite 280 Santa Monica, CA 90401
(b)  Notices to Director shall be sent to the most recent address or email address on file with Company.
15. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements between the parties and may only be changed by agreement in writing between the parties.
16. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without application of the principles of conflicts of laws.
17. Counterparts; Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by email of a signed pdf or signed scanned document, and any signatures contained therein shall be considered original signatures.
18. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

OPIANT PHARMACEUTICALS, INC.
By: __/s/ Dr. Roger Crystal________________________________
Name: Dr. Roger Crystal
Title: Chief Executive Officer
Date: March 18, 2021

Dr. Lorianne Masuoka

By: __/s/ Dr. Lorianne Masuoka_______________________________
Date: March 18, 2021
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